Exhibit 99.1
Bio-Path Holdings Reports Second Quarter 2011 Financial Results

FOR IMMEDIATE RELEASE

August 15, 2011 HOUSTON, TX – Bio-Path Holdings, Inc., (OTC BB: BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced financial and operational results for the second quarter ended June 30, 2011.

SECOND QUARTER 2011 FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Operational Highlights

o
Bio-Path continued to enroll patients into the Phase I clinical trial of its lead product candidate, Liposomal Grb-2, which is a systemic treatment for blood cancers including acute myeloid leukemia (AML), chronic myelogenous leukemia (CML), acute lymphoblastic leukemia (ALL) and myelodysplastic syndrome (MDS).  The trial is being conducted at the MD Anderson Cancer Center.  In July of 2011 the Company completed the first cohort of the trial (dose of 5 mg/m2). There were no treatment-related serious adverse events and the data suggested some possible anti-leukemia activity.

The Company continues to enroll patients into the trial and started the second cohort, treating patients with a dose of 10 mg/m2, of Liposomal Grb-2. The protocol for the clinical trial includes dose escalation of 5, 10, 20 40 and 50 mg/m2.

o	The Company completed a previously announced Private Placement, raising approximately $1.8 million in total.

o
Dr. Ana Tari joined Bio-Path as Director Preclinical Operations and Research.  As an expert in liposomal antisense therapeutics and a key member of the research team that performed the basic research and preclinical development of the Company’s liposomal delivery technology, Dr. Tari brings a wealth of experience and knowledge that will be instrumental as Bio-Path progresses its research programs.

o	In June of 2011, the Company made a presentation at the OneMedForum investor conference in New York City. An archive of the presentation may be found at the Company’s website: www.biopathholdings.com.

o
After the close of the quarter, the Company announced that it had relocated its corporate headquarters to Houston, Texas.  Located on the south side of the Texas Medical Center, the office is located near the University of Texas MD Anderson Cancer Center and other life science entities.

•	Financial Highlights

o
Net loss for the second quarter 2011 was $(462,748), compared to a Net Loss of $(426,814) in the second quarter 2010.  The increase was primarily attributed to increased research and development expense from our expanding clinical trial, as well as increased expenses for legal, corporate communications and expenses related to being a public company. These expenses included non-cash stock option expense of $120,684 and $142,710 for the quarters ending June 30, 2011 and 2010, respectively.  For the quarter, the Company reported a net loss per share of $(0.01) based on 51,649,169 weighted average shares outstanding, compared to $(0.01) per share for the same period last year.

o
Operating expenses in the second quarter of 2011 increased by approximately nine percent to $463,768 versus the second quarter 2010 primarily due to increased research and development expenses for the clinical trial and increased general and administrative expenses.

o
As of June 30, 2011, the Company had cash of $1,221,659, compared to $238,565 at December 31, 2010. Net cash used in operating activities for the first six months of 2011 was $(375,647) compared to $(415,414) for the first six months of 2010.

“There have been several positive developments over the last few months, most notably the first cohort in our clinical trial has been successfully completed.  The drug was well tolerated and, encouragingly, there was evidence of anti-leukemia activity, a surprising result in light of the very low starting dose,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path.  “We look forward to continue to progress Liposomal-Grb2 through the clinic and look forward to possibly presenting the results of the first cohort at the American Society of Hematology (ASH) Annual Meeting in December.”

Bio-Path is developing a neutral lipid-based liposome delivery technology for nucleic acid cancer drugs (including antisense and siRNA molecules), a delivery technology that forms microscopic-sized vehicles to safely deliver these drugs to their intended target cancer cells.

Bio-Path’s drug delivery technology involves microscopic-sized liposome particles that distribute nucleic acid drugs systemically and safely throughout the human body, via simple intravenous infusion. The delivery technology can be applied both to double stranded (siRNA) and single stranded (antisense) nucleic acid compounds with the potential to revolutionize the treatment of cancer and other diseases where drugable targets of disease are well characterized.   Bio-Path also anticipates developing liposome tumor targeting technology, representing next-generation enhancements to the Company’s core liposome delivery technology.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion.   Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers.  Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors, and its third candidate is a liposomal siRNA cancer drug that is in the final pre-clinical development stage. These product candidates and the delivery technology have been licensed from The University of Texas MD Anderson Cancer Center.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Peter Nielsen
President & Chief Executive Officer
Tel 832.971.6616

Rhonda Chiger (investors)
Rx Communications Group, LLC
917-322-2569
rchiger@rxir.com